WM Variable Trust Income Fund

Defaults and Arrears on Senior Securities


Security

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004

Nature of Default	Date of Default	  Face Amount 	   Amount of Default

Chapter 11		 08/01/2003	           $1,300			$28

										$28

						Amount Per
						Share in
						Arrears

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004		$0.0015